WORLD WIDE INTERNATIONAL DEVELOPMENT AGREEMENT

This (the “Agreement”) is made and entered into as of this 29th day of January, 2007 by and between:

I. PARTIES:

1.	INFOTEC BUSINESS SYSTEMS, INC. (“Infotec”) 1122 Mainland
St., # 230, Vancouver, B.C., Canada, V6B 5L1; and,

2.	MMAWL.COM/WALLID ISMAIL/WALLID ISMAIL PROMOCOES E EVENTOS LTDA-EPP , (“Wallid”)

II.    PURPOSES.       WHEREAS:  Infotec is in the business of providing internet broadcast services with video streaming media and digital IP content to and for viewers and businesses throughout the world (hereinafter the “Infotec Services”); and,

WHEREAS:   Wallid is in the business of producing and creating mixed martial arts athletic entertainment (hereinafter, the “Content”); and hosts events around the world from which Content will be derived (“Projects”); and,

WHEREAS:   Wallid is willing to provide the Content to Infotec on a commercial, for profit basis, for streaming on the Internet; and,

WHEREAS:   Infotec wishes to enter into this Agreement wherein the Content provided by Wallid will be streamed on a dedicated channel by Infotec wherein each party is entitled to the rights and obligations under the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual understandings set out below, the parties agree as follows:

III.	PROVISIONS.

A.	Broad Extent of Association.

1.     Wallid shall provide the Content to Infotec for streaming on the Internet on an exclusive basis under the terms and conditions as provided herein.

2.     Infotec shall create a system and procedure for streaming the Content on the Internet, generating income in the process, providing for compensation to the parties as provided herein.

3.     The Content provided by Wallid shall be given streaming priority by Infotec over other athletic related projects. Infotec will respect the agreements Wallid will enter into with TV broadcasters.

4.     The term of this Agreement shall be for a period of three (3) years and shall be renewed automatically for on an annual basis thereafter unless any one of the parties terminates the agreement in writing within sixty (60) days of the end of the term or any renewal of the term. Notwithstanding the foregoing either party may terminate this Agreement on 30 days written notice in the event that the other party is in default of its obligations herein and such default is not corrected within such 30 day period, (or if it is a default the nature of which that cannot reasonably be corrected within 30 days, the defaulting party takes such action to remedy the default within the 30 day period and diligently continues to correct same until rectified). Default will include failure to pay sums of money that are owing to a party or to a third party under the terms herof, will include persistent and/or material technical problems caused by Infotec in delivery of the Content over the Internet and persistent and/or material problems caused by Wallid in hosting the Projects.

5.     Recognizing that Infotec must immediately make a substantial financial commitment to support the Projects, Infotec shall be the exclusive Internet carrier broadcasting the Projects and Wallid shall not contract or associate, directly or indirectly with any other Internet carrier for the purpose of Internet broadcasting the Content. This restriction applies only to the streaming of the Content over the Internet.

6. Infotec and Wallid will provide each other with details of their respective budgets, and expenses incurred to perform their obligations under this Agreement and will permit examination of their books and records by the auditors for the other party upon request. Upon execution of this Agreement, Infotec will prepare a budget and schedule/timetable of actions to be taken with respect to the broadcasting of the anticipated Content.

7. Infotec will provide MMAWL.com with the necessary technology to broadcast 50 live streams.

B.	Property Rights.

1.     Infotec shall retain full Internet distribution rights on an exclusive basis together with any derivatives, and shall embed the Wavelit water mark into the transmitted Content.

2.	Although the parties agree that copyrights to materials and

derivatives shall remain with Wallid, this shall not alter the terms which provide for exclusive Internet display of such materials and derivatives by Infotec. This applies only to Internet display.

C.     Compensation:        Income from Streaming Advertisers, Subscription Sales and associated “spin off” material shall be distributed as follows:

1.     Wallid shall receive fifty percent (50%) of all gross income resulting from Streaming Advertisers, Subscription Sales and associated “spin off” material, including derivatives less an amount agreed upon by the parties from time to time to cover direct overhead costs of broadcasting the Content over the Internet (eg. bandwidth costs, donations etc.) or a minimum payment of fifteen thousand US dollars (US$15,000per month) whichever is greater. This obligation will commence upon the Internet streaming of the first Project by Infotec and Wallid will use his best efforts to provide Content of a Project every month during the term of this Agreement. In the event that Wallid is unable to provide continuous Content for the Internet streaming, the minimum monthly payment will be suspended until such Content is available.

2.     Infotec shall prepare and maintain a separate division of accounts, detailing the monthly income received by Infotec from the streaming of the Content. A detailed report shall be submitted to Wallid each month listing the source and amount of income received each month by Infotec, together with a copy of the computation of the income earned by Wallid and a check to Wallid for such income for such month.

3.     Infotec’s books and records concerning income from the streaming of the Content shall be open and available to Wallid for his inspection or the inspection by his auditors during Infotec working hours at Infotec’s accounting offices. Reasonable notice shall be given to Infotec by Wallid to arrange for such inspection.

4. Infotec shall make its best efforts to budget and provide to Wallid, the sum of one million US dollars (US$ 1,000,000), within sixty (60) days of the execution of this Agreement, or in the event of a short fall, in the form of Infotec stock. Notwithstanding the foregoing, Infotec will provide Wallid with at least five hundred thousand US dollars (US $500,000) and five hundred thousand dollars (US $500,000) worth of Infotec stock on a non dilutive basis.

5.     In addition to the compensation provided herein above, Wallid shall, immediately after full execution of this Agreement, receive as a signing bonus, ten million, (10,000,000)

shares of Infotec shares. In the event that Wallid is successful in finalizing a business relationship with Yahoo, that benefits Infotec on terms reasonably satisfactory to Infotec, then Infotec will ensure that Wallid has the right to own at least 9.9% of the capital stock of Infotec, as such share capital exists following any consolidation of Infotec’s share capital that may occur within 6 months following the execution of this Agreement.

D.	Marketing Development and Presentation Cooperation.

1.     Wallid shall make his best effort to find sites for the streaming video of the Content.

2.     The parties shall cooperate to create a guaranteed access pay per view site.

3.     Wallid shall create condensed actions and live / canned summaries for streaming and broadcasting with Infotec.

4.     Wallid shall prepare information as to the potential profitability of any given project by providing to Infotec an overall price estimate of the project/experience, a budget of the hard costs and an estimate of the bandwidth required, together with any other significant costs which are apparent to him.

5.     “Derivatives” as described in this Agreement means all products or services or intangibles that generate income from the Content and the Projects whatsoever.

6.     Wallid shall advise and counsel Infotec as to the creation of marketing programs and promotions, methods of advertising and packaging of products for marketing. Both parties will use their best efforts to obtain sponsorships, books, etc.

E.	In General:

1.     It is the intention or the Parties to this Agreement that they are and shall remain independent contractors in the performance of this Agreement and this Agreement shall not be construed as inconsistent with that status. Neither party nor their employees, agents, or servants are to be considered the employees, agents, or servants of the other party at any time, under any circumstances or for any purpose and the parties do not intend by this agreement to create a joint venture or partnership relationship.

2.     It is the objective of the parties to settle all disputed matters amicably. However, if unable to do so, any dispute or controversy arising in connection with, out of or in relation to this Agreement, or any breach or termination hereof, shall be settled by mandatory binding arbitration under the appropriate process for arbitrating commercial disputes in the State of Washington, USA and upon the award being rendered it shall be final and binding on the parties and not subject to appeal or review and may be entered in any court having Jurisdiction over the parties or their assets.

3.     Any issue of costs of arbitration including legal fees of the parties incurred under section 2 above will be determined by the arbitrator in making its award.

4.     This instrument contains the entire and only agreement between the parties. Any representation, prologue condition or modification not incorporated herein shall not be binding upon either party.

5. Neither party can assign this agreement to a third party without the prior written consent of the other party. Notwithstanding the foregoing a party may assign this Agreement to an entity that it owns not less than 51% of the issued and outstanding shares of, and provided that the original party continues to be liable for the obligations of the assignee.

6.     This instrument supersedes all pre-existing agreements or arrangements between the parties.

7. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall together constitute but one agreement.

IN TESTIMONY WHEREOF, the parties have executed this Agreement as of the day and year shown on the first page hereof.

INFOTEC BUSINESS SYSTEMS, INC.

/s/ Arthur Griffiths By: Arthur Griffiths, President	/s/ Wallid Ismail Wallid Ismail (on his behalf and on behalf of the entities herein)